UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 1, 2011

Emergent Health Corp.
(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation or organization)

Commission File No. 000-54404

208944630
(I.R.S. Employer Identification Number)

20104 VALLEY FORGE CIRCLE
KING OF PRUSSIA 19406
 (Address of principal executive offices) (Zip Code)

866-427-6143
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Emergent Health Corp.

Item 8.01 Other Events-Management Discussion and Analysis of First Three Quarters of  2011 Compared to First Three Quarters of  2010 Balance Sheet and Operating Statement

Emergent Health Corp. (the “Company”) is a non reporting public company performing a voluntary filing on this Current Report on Form 8-K (the “Form 8-K”) to update the historical unaudited financial statements and Management Discussion and Analysis of Financial Condition and Results of Operations for the first three quarters of 2011 compared to the first three quarters of 2010 for its private and public investors.

First three quarters unaudited revenues for Jan. 1 to Sept. 30, 2011 were $407,846.87 compared to $171,431.44 for Jan. 1 to Sept. 30, 2010. This is an approximate 138% increase and the Company’s sales for the first three quarters appear to now exceed all of last year by over $100,000.00. The Company attributes this to increased U.S.A. and International demand for new products as well as an apparently successful launch of its new MultVitamin-MultiMineral with Stem Cell Nutrition and added Vitamin D. While the Company is optimistic, there is no guarantee this volume or rate of increase will continue.

Net profit (unaudited) before taxes for the period Jan. 1 to Sept. 30, 2011apears to be $191,703.29. This compares to $49.613.46 for the period Jan 1, to Sept. 30, 2010.  This is an approximate 300% increase and attributed to added sales plus tight cost control. These margins could decrease as there may be an ongoing need to increase staff in the future and there is no guarantee these rates of increase will continue.

The Company’s total assets as of Sept. 30, 2011 were $1,020,293.20 compared to $417,377.59 as of Sept. 30, 2010.

The Company’s cash position was $974,393.20 as of Sept. 30, 2011 compared to $409,789.59 as of Sept. 30, 2010

The Company believes it is adequately funded for the balance of the year. The Company expects to further introduce its Anti-Aging supplement later this year. The purchase of the Anti-Aging supplement by a third party this past quarter was previously announced. The Company has sufficient capital on hand for a beta networking launch that could make the project more profitable than acting just as a vendor.

The Exhibits below are unaudited Balance Sheet and Operating Statement for the 2011 periods indicated.

This voluntary filing contains certain "forward-looking" statements, defined in the United States Private Securities Litigation Reform Act of 1995, that involve a number of risks and uncertainties. Statements, which are not historical facts, are forward-looking statements. The Company, through its management, makes forward-looking public statements concerning its expected future operations, performance and other developments. Such forward-looking statements are estimates reflecting the Company's best judgment based upon current information and involve a number of risks and uncertainties, and there can be no assurance that other factors will not affect the accuracy of such forward-looking statements. It is impossible to identify all such factors that could cause actual results to differ materially from those estimated by the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Emergent Health Corp.

Date: November 2, 2011	By:	/s/ John V. Cappello
John V. Cappello
CEO, Chief Financial Officer

Emergent Health Corp.
(A Development Stage Company )
King of Prussia, PA
Balance Sheet
September 30, 2011

Assets

Current Assets	$

Cash		974,393.20
Inventory		45,900/00
Total Assets		1,020,293.20

Liabilities and Stockholders’ Equity

Current Liabilities	$

Accounts Payable		95,505.10
Outstanding Checks		7,344.53
Total Current Liabilities		102,849.63
Long Term Liabilities ($200,000.00 Convertible Note) Total Liabilities Without Conversion		302,849.63

Stockholders’ Equity

Preferred stock, $.001 par; 20,000,000 shares authorized;20,000 shares issued and outstanding value		200.00

Common stock, $.001 par; 50,000,000 shares authorized; 23,000,000 issued and outstanding		23,000.00
Additional Paid in Capital With Addition of Limited Partners		550,000.00
Retained earnings during development stage		144,243.57

Total Liabilities and Stockholders’ Equity		$1,020.293.20

Notes to Balance Sheet

A . Emergent Health Corp (the “Company”). changed its name from Rolling Stone Retirement Community, Inc. in May of 2007 and was formed on April 27, 2006 under the laws of the
State of  Nevada.
B. Organizational costs represent management, consulting, legal, accounting and filing fees incurred to date in the formation of the company. Organization costs are expensed in accordance with Statement of Position 98-5, “Reporting on the Costs of Start-Up
Activities”.
C. All corporations formed under Nevada State Law, whether active or inactive, are subject to annual filing fees, but no franchise tax.
D. A corporate restructuring and stock split was done that had the net effect of increasing the total shares outstanding to 21,787,504 (about 18,500,000 restricted) in Dec., 2009. This compared to 19,806,101 shares outstanding in the prior year of 2008. The company had an account receivable in the amount of $240,000.00 which was collected in 2009.
E. The Company issued 250,000 shares of restricted shares in the first quarter of 2011 to the McCauley Law Firm as compensation for legal services. This increased total shares outstanding to 22,037,504.
F. On April 28, 2011, 962,496 shares were issued by the Company to its major shareholder for past services and pending patent licenses. This increased total outstanding shares to 23,000,000.
G. On May 24, 2011 the Company received $200,000.00 from an accredited investor in the form of a convertible note yielding 8% and convertible into 1,666,680 common shares at $0.12 per share
H. The Company added $200,000 in capital from the formation of a private limited partnership carried on the books of the Company as General Partner available capital.
I. Accounts Payable and Checks Outstanding are best estimates at this time. Inventory has been rounded.

Prepared by John V. Cappello, C.F.O. Unaudited

Emergent Health Corp.
(A Development Stage Company)
King of Prussia, PA
Statement of Operations (1)
Period From Jan. 1, 2011 to September 30, 2011

Revenues	$405.408.69

Interest Income	2,438.18

Total Revenue	407,846.87

Expenses

Total operating expenses	216.143.58

Net Profit for the Period Before Taxes	191,703.29

Net income per share based upon 23,000,000 Common shares issued and outstanding	$0.008

1. Note to Statement of Operations

Allowance has not been made for federal or state income taxes. Inventory has not been fully cost accounted until sold. All information is subject to review by corporate accountant upon tax preparation.

Prepared By: John V. Cappello, CFO (Unauduted)